First Farmers & Merchants Bank

Purchases Nashville Highway Property

            COLUMBIA, Tenn., Dec. 26, 2007 - First Farmers & Merchants Bank announced today its purchase of 1.6 acres at 901 Nashville Highway for future growth opportunities.

            "We are always looking for opportunities to expand our delivery of financial services. When the availability of this property came to our attention, we determined that acquiring it would position us well for our future in Maury County, our home county. No specific site plan has been finalized and Jones Home Furnishing, which has served Columbia for many years, continues to operate from this location," said N. Houston Parks, chief operating officer.

            Founded in 1909, First Farmers & Merchants Bank (Member FDIC) is one of the largest independent banks in Tennessee, with total assets over $800 million and an additional $2.8 billion in assets held by its Trust & Financial Management Department. Headquartered in Columbia, the bank operates 20 offices in a seven-county area that includes Maury, Lawrence, Marshall, Hickman, Dickson, Giles and Williamson counties. It is distinguished by its commitment to traditional, personal banking relationships that incorporate state-of-the-art technology to provide the highest possible level of service.